Exhibit 99.1

International DisplayWorks Announces Record Fiscal 2006 Third Quarter Financial Results

FOR IMMEDIATE RELEASE

For additional information contact:

Thomas Lacey, CEO or International DisplayWorks, Inc. (916) 797-6800 Investor-relations@idwusa.com	Matthew Hayden, President Hayden Communications, Inc. (858) 704-5065 matt@haydenir.com

ROSEVILLE, Calif. - September 6, 2006 - International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK) a manufacturer and distributor of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's third quarter of fiscal 2006 which ended on July 31, 2006. The earnings conference call previously scheduled for Thursday, September 7, 2006 at 4:30 p.m. (EASTERN) has been cancelled.

Third Quarter Highlights:

•	Total revenues were a record $32.3 million, representing a 37.0 percent increase over the comparable quarter of fiscal year 2005.
•	Operating income was $2.0 million, representing a 53.8 percent increase over the comparable quarter of fiscal 2005.
•	Net income increased 129.2 percent to $2.3 million versus last year, representing the 12th consecutive quarter of profitability
•	During the quarter shipments began for the Company’s Tier One cell phone customer

Recent Contract Wins and other Events:

•	IDW was awarded up to $7 million in TFT orders from CK Telecom Ltd, a leading Chinese handset manufacturer, with initial shipments beginning in the fourth quarter of 2006
•	On July 11, 2006, IDW announced a new contract win from a leading printer manufacturer with anticipated revenues of $6 million over the next 12 months.

•	IDW secured new contracts for two separate satellite radio products with anticipated revenues of $7 million for both the automotive and mobile MP3 markets.

Financial Results:

The Company reported revenues of $32.3 million for the third quarter, which was an increase of 37.0 percent as compared to the same period last year. The increase in net sales is primarily attributable to the addition of new customers and increased revenues from existing customers. Gross profit increased 34.6 percent to $5.6 million during the third quarter with respective gross margins of 17.2 percent as compared to 17.5 percent last year. SG&A expense during the third quarter totaled $3.6 million and as a percentage of revenue declined to 11.1 percent as compared to 12.1 percent during the third quarter of fiscal 2005. Operating income experienced a 53.8 percent increase to $2.0 million as compared to $1.3 million last year. As a result of strong revenue growth and a conscious decision to control expenses operating income showed an improvement to 6.1 percent from 5.4 percent for the year ago period. Net income for the period increased 129.2 percent to $2.3 million up from $1.0 million during the third quarter of 2005 despite the inclusion of income tax expense and the aforementioned stock option expense during the quarter. Earnings per share for the third quarter were $0.05 which increased from $0.03 in the prior year period. Fully diluted shares utilized to calculate earnings per share during the third quarter totaled 45.0 million or a 37.5 percent increase versus last year primarily as a result of the Company’s February 2006 stock offering.

Commenting on the Company’s financial results Joe Bedewi, the Company’s Chief Financial Officer, stated “During the third quarter we further executed on our strategy to win new contracts, expand our pace of business and capture the inherent operating synergies associated with a higher overall base of revenue. We will look to continue to control our costs and improve our overall level of profitability.”

For the nine-month period, revenues were $83.1 million, which increased 29.2 percent as compared to the prior year period. Gross profit increased 18.0 percent to $14.0 million primarily driven by strong growth in overall revenue. Operating income for the period totaled $3.7 million or a 6.0 percent decrease as compared to last year. Net income for the nine-month period increased 40.5 percent to $4.9 million with the increase a result of higher overall revenues, other income and a fiscal 2006 first quarter tax benefit offsetting lower overall comparable gross and operating margins.

The Company completed the third quarter with $8.1 million in cash and cash equivalents, down slightly from the $8.9 million at the end of fiscal 2005. Including trading securities the Company’s total assets were $132.5 million. Shareholder’s equity at the end of the third quarter was $108.3 million, a 206.5 percent increase as compared to $35.4 million at the end of fiscal 2005.

About International DisplayWorks:

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's

Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
ASSETS	July 31, 2006	Oct 31, 2005
	Unaudited	Audited
Current assets:
Cash and cash equivalents
Cash and cash equivalents	$ 8,081	$ 8,875
Cash in banks - restricted deposits	-	383
Total cash and cash equivalents	8,081	9,258
Trading Securities, at market	46,645	-
Accounts receivable,
net of allowance for doubtful accounts of $125 and $36	30,893	21,776
Inventories, net of allowance of $293 and $229	14,409	8,516
Prepaid expense and other current assets	3,140	1,939
Total current assets	103,168	41,489
Other assets
Deferred tax asset	1,218	262

Property, plant and equipment at cost, net	28,087	27,031
Total assets	$ 132,473	$ 68,782
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 15,389	$ 13,928
Accrued liabilities	4,175	3,835
Income taxes payable	555	163
Line of credit	-	12,953
Current portion of long term debt	2,506	2,545
Total current liabilities	22,625	33,424

Long-term debt, net of current portion	1,501	5
Total liabilities	24,126	33,429

Commitments and contingencies
Shareholders' equity
Preferred stock, par $0.001, 10,000,000 shares authorized,
none issued	-	-
Common stock, par $0.001, 100,000,000 shares authorized
44,719,829 and 31,971,629 shares issued and outstanding
at July 31, 2006 and October 31, 2005 respectively	45	32
Additional paid in capital	135,164	67,424
Accumulated deficit	(27,934)	32,812)
Cumulative translation adjustment	1,072	709
Total shareholders' equity	108,347	35,353
Total liabilities and shareholders' equity	$ 132,473	$ 68,782
The accompanying notes are an integral part of these financial statements

INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except Share and per share data)

	For Nine Months		For Three Months Ended
	July 31, 2006 Unaudited	July 31, 2005 Unaudited	July 31, 2006 Unaudited	July 31, 2005 Unaudited

Net sales	$ 83,103	$ 64,323	$ 32,340	$ 23,600
Cost of goods sold	69,063	$ 52,423	26,771	$ 19,463
Gross profit	14,040	11,900	5,569	4,137

Operating expenses:
General and administrative	7,408	5,532	2,592	1,837
Selling, marketing and customer service	2,112	1,918	757	745
Engineering, advanced design and
product management	827	525	248	273
Total operating expenses	10,347	7,975	3,597	2,855

Operating income	3,693	3,925	1,972	1,282

Other income (expense):
Interest expense	(309)	(426)	54)	(248)
Investment income, net	1,017	-	618	-
Other income	39	(27)	18	(50)
Total other income (expense)	747	(453)	582	(298)

Income before taxes	4,440	3,472	2,554	984

Provision for income taxes	(438)	-	299	-

Net income	$ 4,878	$ 3,472	$ 2,255	$ 984

Basic and diluted income per common share
Basic	$ 0.13	$ 0.11	$ 0.05	$ 0.03

Diluted	$ 0.13	$ 0.11	$ 0.05	$ 0.03

Weighted average common shares outstanding
Basic	37,873,056	31,282,781	44,699,621	31,701,456

Diluted	38,206,490	32,326,370	45,033,055	32,745,045

The accompanying notes are an integral part of these financial statements